EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

In thousands of dollars, except per share data

                                                  Six months ended
                                                       June 30,
                                              1998                1997
                                              ----                ----
Numerator:
  Net income                              $   33,488       $     22,693

  Effect of dilutive securities:
    Eller put/call option agreement           (2,229)             (665)
    Convertible debt                           2,453                --
                                        ------------       -----------
Numerator for net income per
  common share - diluted                  $   33,712        $    22,028
                                            ========           ========

Denominator:
  Weighted average common shares              111,354             82,196

  Effect of dilutive securities:
    Employee stock options                      2,158              2,128
    Eller put/call option agreement             1,021                541
    Convertible debt                            2,333                --
                                        -------------       ------------
  Dilutive potential common shares              5,512              2,669

Denominator for net income
  per common share - diluted                 116,866             84,865
                                            ========           ========

Net income per common share:
  Basic                                  $       .30       $        .28
                                            ========           ========

  Diluted                                $       .29        $       .26
                                            ========           ========